FOR IMMEDIATE RELEASE                              Contacts: James Forte
---------------------                                        Vicki Banner
                                                             KeatingPR
                                                             973-376-9300
                                                             james@keatingpr.com
                                                             vicki@keatingpr.com


                  TRAVELNOW.COM INC. RETAINS FINANCIAL ADVISOR
                  --------------------------------------------


SPRINGFIELD, MO, Nov. 29, 2000 -- TravelNow.com Inc. announced today that its Board of Directors has retained Legg Mason Wood Walker, Incorporated to assist the Company in exploring strategic alternatives that may be available to the Company to maximize shareholder value. Such strategic alternatives may include a potential sale of the Company, asset sales, new equity partners, joint ventures and/or additional financing.

Jeffrey A. Wasson, the Company's Chief Executive Officer, said, "TravelNow continues to enhance its position as one of the leading online travel businesses, and we are committed to the continued implementation of our business plan. Our financial results continue to be strong and our business is producing sufficient cash to fund our needs for the foreseeable future. However, in light of the ever-changing competitive landscape in the online travel business, we believe that it is prudent at this time to evaluate the strategic alternatives that may be available to enhance shareholder value."

The Company emphasized that there is no assurance that the strategic review will lead to any transaction and it is committed to its continued independent operation if no strategic alternative is identified. The Company has no present intention of changing its current operations or reducing its work force.

About TravelNow
---------------
Launched in 1995, TravelNow (NasdaqSC: TNOW) was among the first real-time hotel reservation services on the Internet. TravelNow was the first Internet travel site to provide consumers with the capability to initiate a wireless hotel reservation and was ranked #1 for online hotel bookings by Top9.com in October 2000. Through its system of affiliates, TravelNow provides competitive rates for more than 40,000 hotels in 5,000 cities and 140 countries. The company offers discounts of up to 65 percent on over 700 hotels in almost every major city and up to 40 percent on over 7,000 hotels around the world. In addition, TravelNow facilitates car, air and cruise reservations at www.travelnow.com. For investor relations or press information please visit http://investor.travelnow.com or contact James Forte or Vicki Banner at KeatingPR at 973-376-9300.


Information in this press release contains forward-looking statements that involve risks and uncertainties that might adversely affect the Company's operating results in the future to a material degree. Such risks and uncertainties include, without limitation, the ability of the Company to raise capital to finance the development of its software products, the effectiveness and the marketability of its services, the ability of the Company to protect its proprietary information, and the establishment of an efficient corporate operating structure as the Company grows. These and other risks and uncertainties are presented in detail in the Company's Form 10-KSB, which was filed with Securities and Exchange Commission on October 12, 1999. This information is available from the SEC or the Company.

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